For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

R. PAUL GRAY JOINS UNITED THERAPEUTICS
BOARD OF DIRECTORS

Silver Spring, MD, March 3, 2003: United Therapeutics Corporation (NASDAQ: UTHR) announced today that R. Paul Gray was appointed to its Board of Directors on February 27, 2003 and will serve as Chairman of the Audit Committee.

R. Paul Gray has held various positions as a financial executive and professional accountant for the past seventeen years. Mr. Gray practiced as a Certified Public Accountant for over thirteen years at Ernst & Young LLP and KPMG LLP where he specialized in providing corporate audit and compliance services to healthcare companies. Mr. Gray is a founding member of Core Concepts, LLC, a professional services firm providing strategic and financial consulting to private and public companies, and also currently serves as chief financial officer and a director of Surgical Safety Products, Inc.

Mr. Gray replaces Michael Joseph who resigned from the Board as of February 27, 2003 for reasons other than a disagreement with United Therapeutics.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.